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BIGBEAR.AI / GIGCAPITAL4 INVESTOR CALL TRANSCRIPT - FOR INVESTOR CALL HELD ON JUNE 8, 2021

OPERATOR:

Hello and welcome to the GigCapital4 and BigBear.ai business combination announcement conference call. There is a presentation that was publicly filed with the SEC that will accompany today’s discussion. The presentation will also be viewed on GigCapital4’s and BigBear.ai’s websites. Please refer to it as a guide for today’s call.

GigCapital4 plans to file with the SEC and mail to its stockholders a Proxy Statement containing information about the transactions. Investors are urged to read the Proxy Statement carefully when it is available. The Proxy Statement will contain important information about the business combination between GigCapital4 and BigBear.ai and related matters. Investors and GigCapital4 stockholders will be able to obtain a free copy of the Proxy Statement through the web site maintained by the SEC at www.sec.gov. Copies of the Proxy Statement may be obtained free of charge from GigCapital4 by directing a request to Brad Weightman, Vice President and Chief Financial Officer, GigCapital4, Inc., 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303, or by telephone at (650) 276-7040.

Please note that the parties may discuss forward-looking statements within the meaning of the safe harbor provisions of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, future results of operations, capacity, production and demand levels. Forward-looking statements are made based on the parties’ expectations and beliefs concerning future events and therefore involve a number of risks and uncertainties. The parties caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements are discussed in the Form 8-K which GigCapital4 filed on June 4, 2021 with the SEC. All forward-looking statements are based on information available to GigCapital4 and/or BigBear.ai as of the date hereof, and speak only as of the date hereof. The parties assume no obligation to update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

I would now like to turn our conference over to Dr. Raluca Dinu, GigCapital Global Founding Managing Partner and CEO of GigCapital4, who will begin on slide 4. You may begin.

RALUCA DINU, CEO AND PRESIDENT OF GIGCAPITAL4

TRANSACTION OVERVIEW

Thank you so much. Good morning to all and thank you for taking time to join us to hear about the combination of GigCapital4 and BigBear.ai. My name is Dr. Raluca Dinu and I am the CEO of GigCapital4. I am joined on today’s call by BigBear.ai’s Chief Executive Officer, Dr. Reggie Brothers, Chief Financial Officer, Josh Kinley, and Chief Technology Officer, Brian Frutchey.

We are pleased to announce GigCapital4’s planned business combination with BigBear.ai which has an implied pro forma enterprise value for the combined company of approximately $1.57 billion. We are excited to be partnering with BigBear.ai, a leading AI/ML-powered big data and analytics provider that not only transforms data into actionable insights but also provides action-oriented workflows for critical decision making in real-time.

We do expect this combination to close during Q3 2021. Both the cash proceeds and the new public currency available as a result of this transaction will allow BigBear.ai to fuel its commercial growth projects, expand its sales and marketing function, invest in research and development to accelerate new product offerings, and fund inorganic growth through accretive M&A. Upon completion of the transaction, BigBear.ai is expected to pay down 100% of its existing debt of $110 million and have approximately $326 million in cash to execute on its growth plans.

OVERVIEW OF GIGCAPITAL4, INC.

Moving to the next slide, GigCapital4 raised $359 million in February 2021 as the fourth Private to Public Equity fund or Special Purpose Acquisition Company in the GigCapital Global family of technology-focused SPACs.

We are a group of 15 Silicon Valley based technology entrepreneurs and executives, all of us operators with many years of experience in TMT businesses globally. Our mission is to team with bright, ambitious entrepreneurs to bring their fast-growing company to the public market and provide ongoing support to thrive as public company. We do this by employing our Mentor-Investor playbook, and we commit to 3 to 5 years, long-term partnership with the company following the completion of business combination.

BigBear.ai provides an end-to-end data analytics platform operationalizing artificial intelligence and machine learning at scale, delivering information superiority and decision support for customers in defense, intelligence, and commercial sectors. We carefully evaluated a large number of companies for a potential business combination. Based on our business, financial execution, and go to market screening criteria, BigBear.ai stood out, meeting all of our engagement criteria.

These include: An advanced product suite underpinned by the multiple Intelligence community agencies that repeatedly reach out to the Company for some of their most complex challenges. Its leading big data and analytics platform, powered by next-generation AI/ML technologies, not only transforms data into actionable insights, but also provides action-oriented workflows for critical decision making in real-time.

It is one of the very few companies that connects multiple parts of the software demand and service continuum through advanced AI capabilities. It has a best-in-class management team with a world-class academic and industrial pedigree, deep network of relationships in the defense and intelligence communities, and an entrepreneurial spirit with the discipline of execution, to be deployed in building this dream.

With that, I’m going to turn it over to Dr. Reggie Brothers the CEO of BigBear.ai, to dive deeper into the business.

DR. REGGIE BROTHERS, CHIEF EXECUTIVE OFFICER

Thank you. This is an exciting time for BigBear.ai and we are thrilled to be embarking on the next chapter of our growth with GigCapital4 as a partner. I’ll start by telling you about my background. I’ve spent my career in technology. I earned my PhD at MIT in optical communications. From there I joined MIT Lincoln Laboratory where I was an Assistant group leader in RF Communications and optical communications as well. I left Lincoln to join Envoy Networks, a 3G wireless start-up, which was acquired by Texas Instruments. I then developed an Advanced Communication group at Draper Laboratory before joining DARPA where I worked on a variety of technologies. I then went to work for BAE Systems where I was a Technical Director and Technical Fellow before I got a call from the White House to interview to be the Deputy Assistant Secretary of Defense for Research where I had oversight of the Department of Defense’s entire Science & Technology budget. A second call from the White House brought me to DHS as the Under Secretary to lead Science & Technology for that department. Since leaving DHS, I was a Principal at the Chertoff Group where I advised commercial technology companies on doing business with the government, the CTO of Peraton, a $7 Billion defense contractor, and in June of last year I joined BigBear.ai as CEO. I have five patents, sit on the Visiting Committee of sponsored research at MIT and a distinguished Fellow at Georgetown University and recently honored with the Washington 100 Award for being one of the most influential leaders in the government market. I was also recently awarded with the CEO of the Year for government contracting by the Maryland Tech Council.

OUR MISSION

Now, turning to slide 7. Our world is a battle ground of complex data – this battleground is expanding rapidly. In fact, according to IDC, the amount of data created over the next three years will be more than the data created over the past 30.

The battle is for decisions – who can make the best decision fastest. This spans all sectors, whether it’s national security/defense applications or those of the commercial business environment. This is the world of BigBear.ai. The world of data and complex adversarial information. In this world, our suite of software products – with proven success in critical national security environments, where decisions can mean life or death – will enable leaders across multiple industries to dominate their worlds.

Think of this domination as consisting of two aspects. The first is knowing your world - having knowledge and understanding of your complex and sometimes chaotic information environment. We do that with our data ingest and enrichment engines and exploratory analytics. The second, is the shaping of your world where our unique anticipatory intelligence and interaction suites allow you to predict what the future environment may look like and results of potential courses of action on that future state. BigBear.ai enables you to dominate the decision space by empowering you to know and to shape your world.

BIG DATA ANALYTICS POWERED BY ARTIFICIAL INTELLIGENCE & MACHINE LEARNING

The world is going through digital transformation - we are at the point where we can apply AI tools at enterprise scale. But applying these technologies at scale requires more than just algorithm development. Since 1999, BigBear.ai has mastered working with sparse and dirty data, hybrid cloud integration and AI driven exploratory analytics and anticipatory intelligence. We developed long-lasting relationships with national security and defense partners. And we are a powerful force among the data/analytics infrastructure peer set for a number of reasons.

We have a modular offering that enables customers to optimize decisions by ingesting and mining disparate data to deliver AI-powered advice and insights.

Our addressable market is expected to grow to about $109 billion in 2024, driven by a proliferation of data and connected devices.

The broader artificial intelligence/machine learning market is projected to grow at a CAGR of about 40% over the next 5 years to reach $310 billion by 2026.

We have a proven “land & expand” strategy and a track record of growing customer relationships with new products & solutions.

We have an established and profitable defense customer base with long-lasting engagements.

And we have multi-dimensional use cases that apply to our Commercial sector opportunity, which is being driven by the growing need for tracking capabilities and predictive tools.

We have positive and accelerating revenue, gross margin, EBITDA, and free cash flow.

We are confident in our revenue projections – backed by a robust $500 million contracted backlog and 100% recompete win rate.

And the transaction was priced with significant upside potential.

BATTLE TESTED TO PERFORM IN COMPLEX, REAL TIME ENVIRONMENTS

We are trusted by our customers because we have been tested in critical applications in complex, real time environments. We detected the Russian forces in Crimea one month before anyone else. We detected fuel smuggling in Libya. And one of our products was used by US Central Command to shape our Iranian Engagement strategy to generate predictions of the results of various courses of action.

Fundamentally, we provide predictive analytics on whatever data is ingested, and we will now take these products and apply them to commercial applications such as maritime shipping, energy, and other sectors with closely mapped technical needs.

BIGBEAR.AI COMPANY SNAPSHOT

For a quick snapshot of BigBear.ai: we’ve been in operation for 21 years. We have an estimated FY22 total revenue of $277 Million which equates to 63% net revenue growth. We have approximately $500 Million in contracted backlog and $4.5 Billion in near term pipeline opportunities. Our software products have greater than 100 thousand users, and make 6 million predictions per day with 300 thousand models trained per year.

OUR CUSTOMERS OPERATE IN COMPLEX AND UNFORGIVING ENVIRONMENTS

I spoke earlier of how the volume of data is expanding, but that’s only part of the story. Consider data velocity, or the speed at which data is currently created. And with the current trend of Low Earth Orbiting Satellite constellations, the Internet of Things and 5G, this will amplify exponentially. The IoT in particular will significantly increase the variety of data, as everything is becoming a computer and every computer is being connected. In addition, this leads to increased cyber vulnerabilities and proliferation of cyber threats and the need for the convergence of cyber analytics to develop next generation tools. There could be a steep price to pay for organizations that don’t leverage AI / ML.

WE PROVIDE CUSTOMERS WITH MISSION CRITICAL SOLUTIONS

Our end-to-end, high value, software products and technology transform raw data into knowledge to support mission critical decision making. We have three product suites which Brian will detail shortly.

Starting with the top left, BigBear is the firehose of massive data and content to know your world. This first suite is a foundation to ingest data, curate, and enrich it. We identify multiple categories of data including media, posts, and real-time details about locations, ensuring information from many sources is consistent and easy to work with.

Second, we employ our machines at massive scale, to derive actionable insights from data through Artificial Intelligence and Machine Learning workflows. Traditionally, humans perform this work. At BigBear.ai, our products understand data at rates that would take analysts hundreds of years to achieve. We perform specialized tasks like classification – so perhaps tagging a maritime event; recognizing a particular type of object – it’s a tanker; or producing forecasts – to which port is the tanker heading.

Finally, our anticipatory intelligence suite is used to help users understand and interact with the knowledge in our models for predictive analytics and visualization. We help users transform data into knowledge for understanding change detection, allocation optimization, and course of action impact.

LARGE AND RAPIDLY GROWING ADDRESSABLE MARKET

Our TAM opportunity today is $72 Billion increasing to $109 Billion in 2024. And the global AI/ML market is projected to grow from $58 billion in 2021 to $310 billion in 2026, which is a significant opportunity for us. Our growth path starts with organic growth from our current product and solution base and continues with an expansion of our product suites driven by our R&D investment and strategic acquisitions. This growth will accelerate as we use our deep customer knowledge and connections to expand into adjacent markets and deliver solutions for business intelligence & analytics, artificial intelligence, data management, and full spectrum cyber security. We are using our connections and insights in the energy sector to expand our presence there in the near term, and are expanding our footprint in the shipping industry. We see media as the next opportunity, followed by the healthcare and financial/insurance verticals.

CLIENT FOCUSED, SPECIALIZED WORKFORCE BUILDS CUSTOMER INTIMACY

Now let’s talk about our people. I’m driven by the need to make a difference, to have an impact, and I’m driven to get meaningful returns for my time. I came to BigBear.ai because it is a unique environment that meets all of those needs. Our customers not only trust us, but they depend on us. Our team is made up of women and men who are committed to finding the best possible products and solutions, people who know that the only way to truly innovate - and not just invent - is to have a deep understanding of our customers’ needs. We have a family-like learning environment, and that’s why, even in this competitive market, we have a greater than 90% retention rate. And our high percentage of employees with secret-level or higher U.S. government security levels is a significant barrier to entry. Our whole leadership team is thrilled and quite frankly honored to lead such a team.

With that, I will turn the call to Brian.

BRIAN FRUTCHEY, CHIEF TECHNOLOGY OFFICER

Thank you, Reggie. Hi, I am Brian Frutchey, the CTO of BigBear. I started my career on the Solaris team at Sun Microsystems before I served as an officer in the Army. There I had a unique career launched by using borrowed equipment from Sun to modernize theater-level communications, which gave me a springboard into the In-Q-Tel funded startup community, In-Q-Tel being the venture arm of the CIA. And their funding in Endeca technologies allowed me to help build some of industry’s first large-scale, distributed analytics capabilities before we exited in 2012 to Oracle. After that, I dug deeper into the defense community, building open-source exploitation tools and wound up managing In-Q-Tel investments in predictive analytics where I was introduced to the fundamental AI advances which BigBear is using to differentiate itself from our competitors. BigBear gave me the opportunity to turn those advances into real products, and I am excited to see our journey accelerating.

AI POWERED PRODUCTS FOR DECISION DOMINANCE

We provide technology for you to know and shape your world. We have operationalized breakthroughs in machine learning that let you see around corners in high-stress, complex real-world situations.

We offer 3 AI powered products, which work together as often as they stand alone, to provide customers with everything they need to achieve clarity and decision dominance in complex environments.

Observe keeps tabs on your world in real-time, conflating crazy amounts of activity ingested from hundreds of disparate sources into orderly, easy-to-consume dossiers describing events, locations, entities, and other categories.

Orient uses predictive analytics to mine for actionable insights hidden in data, reading between the lines to understand what data is telling you about your world. It’s a low-code, massively scalable intelligent workflow engine that makes our specialized algorithms easy to apply in the real world.

Dominate harnesses the universe of possibilities our machine learning is continuously modeling so you can zoom in on specific situations, letting us provide AI-powered advice and relevant insights to optimize decisions.

AGILITY AND DIFFERENTIATION FROM A COMPOSABLE FOUNDATION

So every BigBear product shares a common event-driven, serverless architecture, which we make sing by making every processing step a reusable module. These are steps like, “make a forecast” or “find objects in an image.” All of these modules are API-wrapped “Legos” in our toolbox, and we snap them together in different combinations, composing our products and solutions.

This composability gives us 3 big advantages over our competition. First, we can create new solutions very quickly - like being able to integrate new customer data in less than 4 weeks for a logistics customer. Second, we can make the most of other technologies our customers are already using simply by connecting them to our API. Finally, the impact of innovation is multiplicative because every module, or “Lego”, we improve impacts every workflow that uses it.

Each of our products has real secret sauce that differentiates it as well.

Consider Observe. I’m sure you know that internet services personalize the data they expose, from advertisements to news feeds. That isn’t putting you in control with objective data. We use the tradecraft we have perfected with our defense customers to not let our sources hide data. And we’re doing this globally, watching more than 600 million events in 200 countries every day.

Orient brings you the best prediction algorithms for real-world needs at scale including data cleansing, enrichment with computer vision or natural language processing, conflation, and forecasting. Our tensor completion machine learning really does set us apart with its ability to use contextual reasoning to improve forecasts in dirty-data situations. For example, consider all the domains which would be relevant when forecasting turnaround time at a port: you need vessel telemetry, weather, construction schedules, labor sentiment -- all these things are informative. Our tensor completion learns how all these perspectives relate to the port turnaround time, but unlike other methods it also learns how they relate to each other. That way, if one of the perspectives is periodically missing or erroneous, tensor completion can use its extra knowledge to still give good predictions.

Dominate brings you directly to the insights relevant to your question exactly when you need them and provides real advice about courses of action. You express your goals in a simple, visual way and Dominate responds at the speed of thought to help you explore your world and optimize for your outcomes. This is one place our tensor completion is mandatory – seeing around corners in uncertain situations is exactly what our methods do, and no one else can offer this.

EXISTING SOFTWARE SOLUTIONS APPLY TO COMMERCIAL USE CASES

Our technology is transformative anywhere customers are making decisions on complex or incomplete data, whether in defense or commercial arenas. For example, our Location Intelligence solution helps customers understand the physical world they operate in. For our defense customers, this helps ensure the security of critical infrastructure and understand where adversaries are operating. But you replace the word “adversary” with “competitor” and you have our initial commercial energy market use cases. A shipping manager will use the tool to see forecasts about delays at transportation hubs and suggestions on how to avoid them.

Maritime and Media Intelligence are likewise applicable to defense and commercial markets. By going to market in commercial with what we have already built and proven with our defense customers, we have hit the ground running.

And our ongoing product investments are quickly adding new insights for these markets and opening others. Forecasting is a strength of our platform, which has obvious applications in finance as we predict commodity and equity prices in response to events. Our tensor completion machine learning is very well-suited for risk detection, which has immediate logistics and insurance applications. There really is no limit to the number of end markets which can benefit from our predictive analytics.

CASE STUDY: U.S. INTELLIGENCE AGENCY

The success of our vertical solutions can be seen in what we provide to one of our intelligence customers. They can’t hire enough analysts to keep pace with the firehose of data that keeps growing as the world becomes more networked with proliferating sensors. We applied AI to automate portions of their analysis, and it’s performing so well that recently we were recognized by an award from their Director.

The customer is really also great example of our “land and expand” go-to-market strategy. We started small, providing our Observe data feed for events. The customer saw how our data was always easier to use than our competition and subscribed to our infrastructure observations and added Orient to start tracking behaviors and detecting changes. Our automation worked so fast that we outpaced the analysts by an order of magnitude and corrected errors in data that had grown stale. Dominate was next, enabling analysts to stay aware of adversaries and understand interactions in operating environments, detecting activities of interest automatically. We are now the only accredited AI producing actionable tasking to units in the field.

CASE STUDY: LARGE PUBLIC TRANSPORTATION AND LOGISTICS FIRM

The commercial market is showing tremendous value. Within a month of engaging a large maritime logistics operator, we surpassed their expectations and they accelerated their use of our fuller product line. Competitive intelligence is half of the current project focus, so we monitor competitor fleets and operations to help our customer out-maneuver the competition and capture more revenue. We are also working to improve our customer’s operations and drive efficiency by predicting optimal fleet laydowns and better routing to reduce waste during trips.

WELL SITUATED BETWEEN COMPETITIVE OFFERINGS

So we are positioned to fill a gap in the market. First, we bring customers tremendous AI-driven value on day one with our vertical solutions and incrementally growing to support new use cases over time. BigBear.ai provides the composable platform that makes the most of your existing technology investments so that you can rapidly dominate your problems. This sets us apart from the market’s other options. Certain competitors are rigid. Others are more flexible but limited. BigBear fits between these ends of the spectrum with a comprehensive and interoperable approach, positioning us to capture significant value. Back to you Reggie to talk us through our growth.

REGGIE BROTHERS

MULTIPLE GROWTH VECTORS

Thanks Brian. So, you just heard about our technology and products. Now let’s talk about the many ways we are leveraging these to achieve growth. The first is to execute on our existing backlog which accounts for 83% of the estimated 2021 revenue. These are contracts we have already won. And if you include our recompetes, for which we historically have a 100% win rate, that total increases to 90%. Going forward, our current backlog, including a recent recompete which was verbally awarded, accounts for almost 60% of 2022 revenue. We have identified more than 90 near term opportunities worth more than $4.5 Billion.

We have also been conservative in our projections. While we have an impressive 93% win rate on new business and 100% on recompetes we have factored in lower percentages when we weigh our win probabilities. Given that and the fact that we have grown historically at an approximately 30% clip without significant internal investment, we are confident in our ability to expand into adjacent government markets and meet our projections.

As we aggressively fund Research & Development to develop new products, we will continue our expansion into the commercial market. We will grow the maritime business and pursue work in the other commercial sectors for which we have been gaining momentum.

THE U.S. DOD IS EVOLVING TO UTILIZE AI AT SPEED AND SCALE

On slide 23, you can see that within the government sector, we have opportunities fueled by digital modernization and the drive to integrate Artificial Intelligence at scale, which is a priority for the Department of Defense, DHS, the Intelligence Community, as well as Federal Civilian agencies.

RECENT WINS AND PIPELINE OPPORTUNITIES

Our recent wins which include programs such as EMDS for the Army, Orion for the Joint Staff and TALOS for Defense Intelligence, represent $260 Million of current backlog. Our current contracts represent 83% of 2021 and 47% of our projected 2022 revenue. Our near-term pipeline of opportunities equates to about 16 times projected 2022 revenue.

COMMERCIAL GO TO MARKET OVERVIEW & STRATEGY

Let’s talk about our commercial go-to-market strategy. We are leveraging our existing technology to penetrate commercial markets through both direct sales and through channel partners. We currently have 16 partners, including AWS, Microsoft, Elastic, Qlik, Knime and FireEye. We started with verticals most closely related to defense applications, for example maritime transportation and energy infrastructure.

By the end of 2022 we will expand into other areas including healthcare, finance, and insurance.

PROVEN LAND AND EXPAND STRATEGY

We are an extremely valuable partner for our current and future customers, and this has enabled us to accelerate growth in our customer relationships as we release products. And our revenue and platform product growth is accelerating with each product created.

We have a proven “land and expand” strategy, where we regularly land a single foothold with a customer and expand as they learn our full value. To get in the door quickly with customers, we offer vertical end-to-end solutions. Once the customer sees how powerful our solutions are, the horizontal composability of our platform allows us to expand quickly inside the account. As you can see from the slide, for instance, with our Army and Intelligence community customers, we quadrupled revenue in 7 and less than 5 years, respectively, significantly expanding the user base; and with a maritime logistics company, we went from $25 thousand to $2 Million in revenue in less than a year. They signed up for our Observe product, saw the value immediately and decided to implement our Orient product.

STRATEGIC M&A CAN ACCELERATE BIGBEAR.AI’S MOMENTUM

While not factored into our growth plan, M&A has potential to strategically build out capabilities and allow us to further accelerate customer penetration. We have a track record for successfully selecting and integrating M&A targets, and we would prioritize accretive M&A with companies that have a culture similar to ours, which helps with the integration process. Culture is really important to us – we are a team of mission-motivated, cleared, and trusted employees, and we would look to targets that would fit well with us from a strategic, financial and cultural perspective.

With that, I’ll turn the call to Josh to review our financials.

JOSH KINLEY, CHIEF FINANCIAL OFFICER

Hello, my name is Josh Kinley, I’m the BigBear.ai CFO. I am the prior Co-founder and CFO of PCI which is now part of the BigBear.ai family. In terms of my background, I am a former Military Intelligence officer in the U.S. Army, and after that I have 20+ years of experience in government contracting. During that time, I was the only non-government employee supporting a Senior Acquisition Executive for one of the major Intel agencies helping oversee a multi-billion dollar technology budget. I was also the only non-Government employee assigned to an advisory panel to look at how the Government leverages technology and integrates it to meet its mission needs. During that time, I hosted every technical vendor coming in to sell their products to this agency and certainly gained an appreciation of the scale and complexity of the Government’s needs, but also an intense knowledge of how technical firms sell their products into the Government space.

BIGBEAR.AI IS ESTABLISHED, FLEXIBLE, AND SCALABLE

So with that said, let me start by talking about BigBear.ai. We are starting from an exceptionally strong financial foundation. And I’m not just referring to the numbers, but the underlying people, processes and infrastructure, which is critically important. We have mature, integrated financial systems and processes, with decades of operation. We have years of audits without a single deficiency or weakness. And we have an existing team already with public company experience. This has really underscored the financial performance of BigBear.ai, in terms of our growing revenue, gross margin, and cash flow.

So on our revenue, BigBear.ai has historically grown at a CAGR of 30%, and that’s really with just a focus on a few key customers and a very modest sales & marketing spend. In other words, that 30% was driven by organic customer demand for our products and services.

The projected 40% CAGR reflects an acceleration through 2025 as a result of our investments in sales & marketing, and penetration into additional markets.

The percentage of analytics and software sales mix is certainly impacting our gross margins as well. This change toward software sales, isn’t a wholly new projection as much as it is a continuation of a multi-year trend. A few years ago, less than 10% of our sales were from software analytics sales; in 2020 it was north of 50%. As software sales increase, it will be north of 75% by 2025. This, in turn, is expanding our Gross Margins as you’ll see in a few slides.

And lastly, on EBITDA: BigBear.ai has always been EBITDA positive, and it’s accelerated through 2020. In fact, we ended 2020 north of 18%. The 13% projection you see for 2021 reflects our sales & marketing and R&D spends that Reggie just spoke about and is really driving our expansion into new markets. By 2025, we’ll see EBITDA rebound and will be north of 20%.

REVENUE BY TYPE AND END MARKET: SLIDE 30

So as I said previously, more than 50% of our revenue in 2020 was from analytics and software sales, up from 10% just a few years prior to that. The balance is coming from service-based contracts in our cyber and engineering sector. So it’s clear that we are in the midst of a significant change in terms of how our products are sold to both government and commercial customers, and this will continue through 2025.

The Cyber & Engineering component, which is largely services-based, won’t disappear entirely. It’s really shaped our R&D, and our innovation, and our customer intimacy, but it will make up a smaller component moving forward. The increased growth here is really just a simple projection of our historical growth rates for this sector – but it could easily exceed these projections.

And note that by 2025, we are still very early in the move into commercial markets with only about a third of our revenue coming from commercial sources. That means there is still considerable upside beyond 2025.

GROSS PROFIT BY SEGMENT: SLIDE 31

So I hit on this already, a significant portion of our historical revenue has come through Government contracts where they’ve requested our data scientists and software engineers to sit with them, assess their needs, and design and develop the technical solutions, etc. So, on the downside, that labor component has historically impacted our Gross Margins. On the plus side, however, it means that nearly all of our historical R&D spend was informed by and funded through these government contracts.

That means new government engagements have considerably higher gross margins due to the fact that a majority of the non-recurring engineering (or R&D) expense has already been incurred. We are focused on deploying now a fully mature software capabilities that require minimal tweaking for deployment.

So now that we’ve seen this change, many of our software sales, even the government customers, are achieving gross margins north of 60%. And while that’s a great margin on the government side, on the commercial side, we’re seeing gross margins that can exceed 80% and getting up to 90%.

So putting that all together, our Analytics sales will constitute 88% of our gross margin by 2025, and the gross margin percentage will be over 70%.

CASH FLOW AND EBITDA ADJUSTED EBITDA DETAIL: SLIDE 32

So we’ve talked to revenue and gross margin, the impact on the bottom line is evident. Even with considerable investments in R&D and sales & marketing over the next 5 years, EBITDA will grow north of 20%. And in terms of cash flow, BigBear.ai has always been cash flow positive. 2021 will see $18 million of free cash flow, even after our significant investments. And with our growing revenue, changing sales mix, and expanding gross margins, we will generate more than $100 million of free cash flow by 2025.

PEER GROUP (SLIDE 34)

So in looking at our peer group, here you see companies in our space that are very similar. Many of them operate in the same markets as us. Companies like Palantir and C3.ai have a strong US Government presence, similar to BigBear.ai. These companies have disruptive technologies that in the early adoption phase in both government and commercial markets. And a lot of these companies are funding their growth with aggressive sales & marketing and R&D spends. Which in most cases means there are little or no profits today.

So… let’s look at how BB.ai compares to this peer group…

BENCHMARKING

On revenue and growth: Our historical CAGR already puts is in the middle of this peer group, and our forward looking CAGR puts us above most companies in the space.

On gross margin: The changes we discussed to our revenue mix have our Gross Margins approaching 65%. While our government exposure does pull this down a bit for the near term, the growing commercial sales will push this higher in the periods shown and beyond.

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Now on the EBITDA front, BigBear.ai’s projected EBITDA, and actually even our historical EBITDA, puts us ahead of most peers, even after our sales & marketing and R&D spends that we’ve discussed with you. And in terms of the “Rule of 40” comparison, BigBear.ai’s rapid growth and expanding EBITDA puts us ahead of nearly every company shown here.

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So with all of those metrics in mind, you can see BigBear.ai’s current valuation at 5.6x our ‘22 revenue is at a considerable discount to the relative valuations of our peer group. These companies are largely valued at 14x and 17x their ‘22 Revenue.

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So if I could wrap things up with a few final thoughts….

BigBear.ai operates in one of the most exciting spaces in the market that is really in the “early innings” in terms of market adoption and opportunity. The growth opportunity in front of us is evident, but it’s even more exciting when you’re coming at it from an exceptionally strong position.

BigBear.ai has an established, known, and profitable customer base already with long-lasting engagements, and 100% customer retention and recompete win rate. The vast majority of our near-term revenue projections are known, in terms of backlog or recompete.

We have a disruptive, one-of-a-kind composable platform that can integrate into existing infrastructures and is adaptable to countless markets. We have this unrivaled “time to capability,” resulting in accelerating product adoption. And, lastly, we’re doing this all with accelerating revenue, gross margin, EBITDA, and free cash flow.

Given our strong positioning and current market valuations, we are confident that BigBear.ai is postured for exceptional opportunity and continued growth moving forward.

I’ll hand it off to Raluca to discuss the transaction details. Thank you.

RALUCA DINU

TRANSACTION DETAIL

Thank you. As stated earlier, upon completion of the SEC review, we expect to close during Q3 of 2021. On a pro forma basis, the $1.57 billion enterprise valuation represents 5.6 times the 2022 projected revenue of $277 million, which we believe is a very attractive pricing opportunity for such a pioneering data and analytics software company.

We expect the combination of convertible note and trust proceeds to deliver $326 million of cash to the Company’s balance sheet at closing. $110 million will be used to repay all previous debt, and $75 million will go to the owners, AE Industrial Partners, which has served as a key, growth-oriented business and financial partner in supporting the various companies that have been combined into the BigBear.ai platform. The business combination has customary terms, where the pro forma combined company will be 72.9% owned by the current owners, about 21.1% by the SPAC shareholders, and about 5.9% by the GigCapital4 sponsors and insiders.

In conclusion, the combination of BigBear.ai and GigCapital4 will bring an attractive and promising opportunity to the public market, substantiating our commitment to support artificial intelligence and machine learning technologies. Proceeds will fuel commercial growth projects, expand sales and marketing, and fund research and development to accelerate product offerings and inorganic growth through accretive M&A.

In light of the expected enhanced financial performance of BigBear.ai, which is profitable, and being such a well-run enterprise, we believe that the proposed valuation represents an incredibly attractive entry point, with significant upside. Indeed, BigBear.ai is a strong company, has in place all the pillars of success to drive solid financials that result in a great investment opportunity, and we hope to see you all joining our journey. Thank you all very much for listening to our presentation.